Exhibit 10.20

IMPOUND ACCOUNT AGREEMENT

This Impound Account Agreement (the “Agreement”) is made as of December 1, 2010 by and among Circle Bancorp a California Corporation Company”) and Pacific Coast Bankers’ Bank, a California banking corporation (“Impound Agent”).

    1.    Recitals of Fact.

    It is anticipated that Company will offer shares of its stock (the “Offering”) for sale pursuant to a prospectus included in a registration statement on Form S-1, filed with and to be declared effective by the Securities and Exchange Commission as Registration number 333-169751 (the “Registration Statement”). Company desires that all funds received from various persons (the “Subscribers”) as subscriptions for shares of Company’s stock be placed in an impound account with a bank or trust company authorized to do business in California and desires that Impound Agent act as the depository for such funds subject to all applicable laws and regulations. Company intends at this time to sell a minimum number of shares (the “Minimum Amount”) and a maximum number of shares (the “Maximum Amount”) at such subscription price per share as set forth in the Registration Statement and to deposit all funds received from the Subscribers as subscriptions for such shares with Impound Agent as depository.

    2.   Appointment of Impound Agent as Escrow Agent.

    Company hereby appoints Pacific Coast Bankers’ Bank as Impound Agent and Pacific Coast Bankers’ Bank hereby accepts such appointment, subject to the terms and conditions set forth in this Agreement.

    3.    Subscription Funds Held in Impound Account.

    All funds received from the issuance of shares of Company’s stock will be placed in an escrow account with Impound Agent, to be held by Impound Agent. Such funds shall not become the property of or be released to Company unless and until Company has sold the Minimum Amount. The Offering will terminate on such date as set forth in the Registration Statement.

    4.    Subscriptions for Shares.

    a.    Subscription agreements for shares of Company’s stock will be completed and submitted to Impound Agent in duplicate, along with checks and other payment orders for the amount of the subscriptions. Checks and other payment orders shall be made payable to “Pacific Coast Bankers’ Bank for Circle Bancorp Impound Account.” Company will inform Impound Agent of its intent to accept or reject subscriptions or to accept a subscription in part. If any subscriptions are rejected or accepted only in part, Impound Agent will refund the rejected amount to the Subscriber. Upon a closing of the Offering, Impound Agent will return one copy of the subscription agreement to the Company and retain one copy for Impound Agent’s records.

    b.    In the event that the Company engages a member of FINRA (each a “Member”) to participate in the effort to sell the shares of Company’s stock, checks from Subscribers shall be transmitted to the Impound Agent by noon of the next business day after receipt by the Member.

    5.    Investment of Impound Funds.

    All funds received from Subscribers as subscriptions for shares of Company’s stock which are accompanied by copies of executed subscription agreements for such subscriptions including any interest earnings on such funds, will be placed in an impound account (the “Impound Account”) with Impound Agent, to be held by Impound Agent in the manner provided in this Agreement.

    The Impound Account shall be a noninterest-bearing transaction account that is eligible for FDIC insurance coverage for the full amount deposited therein. Impound Agent shall not be liable or responsible for any loss resulting from investments made pursuant to this Section 5, except for losses which result from the gross negligence or intentional misconduct of Impound Agent.

    6.    Term.

    This Impound Agreement shall commence as of the date set forth above and shall expire upon distribution of the Impound Account as described in Section 7, below.

    7.    Distribution.

    a.    Upon receipt of notice to Impound Agent that the Minimum Amount has been fully subscribed, Impound Agent will release all funds (including interest earned thereon) in the Impound Account to Company on the first closing date, pursuant to Company’s written instruction signed by two of its officers.

    b.    If Company has not sold the Minimum Amount by the date the Offering terminates as set forth in the Registration Statement and directs Impound Agent to distribute the Impound Account to the Subscribers, then the Impound Agent shall be distributed to the Subscribers as follows: each Subscriber shall receive full amount of his or her subscription, without interest and without deduction for expenses.

    c.    In the event that the Impound Account is distributed pursuant to Section 7b, above, all remaining obligations of Company described in Sections 9, 10a, 10b and l0e shall, without any further notice, become the obligations of the Company. The obligations created pursuant to this Section 7c shall continue after the expiration of this Agreement.

    d.    In the event that the Impound Account is distributed pursuant to Section 7b, above, Impound Agent shall, as to each Subscriber, file Form 1099 with the Internal Revenue Service.

    e.    Company shall pay Impound Agent, in advance, a basic impound account fee of $5,000 and shall pay the Impound Agent the other fees set forth on the “Schedule of Fees” attached.

    8.    Information to Company.

    From time to time, Impound Agent will provide Company with Information relative to the total number of subscriptions received pursuant to this Agreement together with the aggregate number of shares for which subscriptions have been received and the total amount of funds received and collected. Upon termination or expiration of this Agreement, Impound Agent shall provide an accounting of funds received, invested and disbursed pursuant to this Agreement together with a list of Subscriber names and addresses and the number of shares purchased by each Subscriber, and shall return all original subscription agreements to Company.

    9.    Unpaid Checks.

    In the event that any check received by Impound Agent is returned unpaid by the drawee bank, Impound Agent will resubmit the check to the drawee financial institution for repayment. In the event that any such resubmitted check is returned unpaid a second time, Impound Agent may withdraw from the funds held by it pursuant to this Agreement the amount of that check together with an amount representing the applicable savings rate payable on the amount of the check for the period during which the funds are credited as available funds under this Agreement. Impound Agent shall forward any such check to Company endorsed to Company without recourse. In the event that any such check is returned to Impound Agent as unpaid after the funds represented thereby have been distributed to any person, upon notification by Impound Agent Company shall promptly pay the amount of that check to Impound Agent and Impound Agent shall forward the check to Company endorsed to Company without recourse.

    10.          Rights of Impound Agent.

    a.    In addition to the regular fees of Impound Agent, as set forth on the attached fee schedule, Company agrees to pay all fees for extraordinary services reasonably incurred by Impound Agent and to reimburse Impound Agent for the cost of Impound Agent, its agents, consultants and attorneys in the performance of its duties and obligations hereunder up to a maximum of $5,000 in the aggregate, unless increased to such higher maximum amount as agreed to in writing by the Company, in its sole discretion. Notwithstanding anything herein to the contrary and in addition to the amounts referred to in the immediately preceding sentence, Impound Agent shall be entitled to engage an attorney to review the Registration Statement on behalf of Impound Agent up to a maximum of three (3) hours and the cost to Impound Agent of such attorney review shall be a reimbursable expense hereunder which expense shall not be included in the $5,000 maximum referred to in the immediately preceding sentence.

    The obligations described in this section shall continue notwithstanding the expiration or termination of this Agreement for any reason.

    b.    If conflicting demands are made or notices served by parties other than the Regulatory Agency upon Impound Agent with respect to the Impound Account, Impound Agent shall be entitled to refuse to comply with any such claim or demand and to suspend performance of this Agreement so long as such disagreements shall continue; in so doing Impound Agent shall not be held liable for damages or interest to the Company or to any person (including but not limited to Subscribers) for failure to comply with such conflicting or adverse demands, Impound Agent shall be entitled to continue to refrain and refuse to act until:

          (i) the rights of the adverse claimants have been finally adjudicated in a court assuming and having jurisdiction of the parties and/or the money, papers, and property involved in the claim or demand; and/or

          (ii) all differences have been settled by mutual agreement and Impound Agent has been notified of the settlement in a writing signed by all of the interested persons.

    In the alternative, Impound Agent may file a suit in interpleader for the purpose of having the respective rights of the claimants adjudicated, and deposit with the court all money, papers, and property held pursuant to this Agreement, and the Company agrees to pay all costs, expenses and reasonable attorney’s fees incurred by Impound Agent in connection therewith, the amount thereof to be fixed and a judgment thereof to be rendered by the court in such suit; provided, however, that nothing in this Section (10b) shall affect the obligations of the Company and Impound Agent to immediately comply with all orders, demands and notices issued by the Regulatory Agency.

    c.    Impound Agent shall act as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it pursuant to this Agreement, or with respect to the form or execution of any such instrument, or the identity, authority, or rights of any person executing or depositing any such instrument.

    d.    The Company agrees to hold harmless and indemnify Impound Agent, its directors, officers, employees and agents for any loss, cost, liability, damage or expense, including reasonable attorneys’ fees and expenses, arising out of or relating to this Agreement, the Impound Account, the performance of Impound Agent’s duties under this Agreement, or to any offering circular, disclosure document or any subscription agreement relating to this Agreement; provided, however, that no indemnification will be made for any act of willful misconduct or gross negligence of Impound Agent.

    e.    Impound Agent:

          (i) shall be deemed conclusively to have given and delivered any notice required to be given or delivered by it pursuant to this Agreement if the same is in writing, signed by any one of Impound Agent’s authorized officers and mailed to Company at the addresses set forth in this Agreement;

          (ii) shall be entitled to consult with legal counsel and shall not be liable for any action taken or omitted by that counsel;

          (iii) shall not, by act, delay, omission or otherwise, be deemed to have waived any rights or remedies under this Agreement unless such waiver is in a writing signed by Impound Agent; a waiver by Impound Agent of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion;

          (iv) shall not be liable for any action taken or omitted to be taken in good faith, and shall be liable only for its own gross negligence or willful misconduct;

          (v) shall be entitled to rely on any paper, request, certificate, schedule, notice or other document which it in good faith believes to be genuine and to have been signed or adopted by the proper party or parties;

          (vi) shall under no circumstances be required to risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it,

          (vii) shall have no duties or responsibilities except those expressly set forth in this Agreement, and the permissive right of Impound Agent to do things or omit to do things as set forth in this Agreement shall not be construed as a duty.

   11.          Representations Regarding Impound Agent.

    Company represents and agrees that it has not made nor will it in the future make any representation that states or implies that Impound Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the securities offered for sale by Company.

   12.          Miscellaneous.

    a.    This Agreement may be amended only by the written agreement of the Company and Impound Agent. This Agreement shall be governed by the laws of the State of California.

    b.    This Agreement represents the entire agreement between the Company and Impound Agent.

    If Company or any of its officers, directors or agents has executed any other agreements or documents relating to the subject matter of this Agreement, or if any agreement is deposited under or arises out of this Agreement, Impound Agent shall not be deemed a party to or be responsible for any provision thereof unless expressly set forth in this Agreement or in a Schedule to this Agreement. Impound Agent shall be under no duty to enforce any such other agreement. In case of any conflict between this Agreement and any such other agreement or document or any Schedule thereto, the provisions of this Agreement shall be controlling.

    c.    This Agreement may be executed and entered into in several counterparts, each of which shall be deemed to be an original, and all of which shall constitute but one and the same instrument.

    d.    Impound Agent will not resign as Impound Agent under this Agreement after the receipt of any funds from Subscribers without the express written consent of Company.

    e.    Any notice, report, demand, waiver or consent required or permitted pursuant to this Agreement shall be in writing and shall be given by prepaid first class mail, addressed as follows:

Impound Agent:

Mail Instructions

340 Pine Street, Suite 401

San Francisco, CA 94104 Attention: Impound Account

Wire Instructions

Pacific Coast Bankers’ Bank ABA No. 121042484

Attention: Impound Account FBO Further Credit: Investor Name/Registration

To Company: Circle Bancorp

Address: 1400 Grant Avenue, Novato, CA 94945

Attention: Michael Moulton, CFO

IN WITNESS WHEREOF, Company and Impound Agent have executed the Agreement on the day and year first written above.

CIRCLE BANCORP
(“Company”)

By:		By: Kit M. Cole
Its:		Its: Chief Executive Officer

Pacific Coast Bankers’ Bank (“Impound Agent)

By:	Allen Sztukowski
Its:	Senior Vice President

Schedule of Fees- Settlement Relationship

Basic Impound Account Fee	$5,000

Subscription Fee	$15.00 per Subscription

Rejected/Return Subscription Fee	$15.00 per Subscription

Return Checks	$15.00 per check

Miscellaneous Fees at cost:	Postage
Envelopes Address Stamp Overnight Delivery

Schedule of Fees- Impound Services Only

Basic Impound Account Fee	$5,000.00

Subscription Fee	$20.00 per Subscription

Rejected/Return Subscription Fee	$20.00 per Subscription

Return Checks	$20.00 per check

Miscellaneous Fees at cost:	Postage
Envelopes: Address Stamp
Overnight Delivery